CERTIFICATE OF DESIGNATIONS
                                       of
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       of
                              DBS INDUSTRIES, INC.

         Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware:

     DBS INDUSTRIES, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, $.0004 par value, designating a segment thereof as Series A Convertible Preferred Stock;

     WHEREAS, the Certificate of Incorporation of the Corporation presently authorizes the issuance of 5,000,000 shares of Preferred Stock, $.0004 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors;

     WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, i.e., to facilitate a private placement of securities, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series A Convertible Preferred Stock";

     WHEREAS, the Board of Directors desires, pursuant to the authority granted, to fix rights, preferences, privileges and restrictions relating to such series, and the number of shares constituting the designation of such series as provided in this Certificate of Designation.

         NOW THEREFORE, be it:

     RESOLVED, that a series of the class of authorized Preferred Stock, $.0004 par value, of the Corporation hereinafter designated "Series A Convertible Preferred Stock," is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1.        Designation and Amount.

     The shares of such series shall be designated as Series A Convertible Preferred Stock, par value $.0004 per share (the "Series A Convertible Preferred Stock") and the initial number of shares constituting such series shall be 700,000.

         Section 2.        Dividend Rights.

     The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available, cumulative dividends equal to five percent (5%) of the "Liquidation Preference", as defined in
Section 4 below, per annum from the date the Series A Convertible Preferred Stock is originally issued to the holder thereof (the "Series A Original Issue Date") payable on each December 31 thereafter. All dividends (including cumulative unpaid dividends) must be paid on the Series A Convertible Preferred Stock before any dividends may be declared and paid on the Common Stock.

         Section 3.        Voting Rights.

          (a) General. Except as otherwise required by law or expressly provided in this Section 3, the holders of Series A Convertible Preferred Stock shall be entitled to notice of any shareholders' meeting and to vote upon any matter submitted to shareholders for a vote, at any time on the following basis:

               (i) Each holder of Series A Convertible Preferred Stock shall be entitled for each share of Series A Convertible Preferred Stock held by such holder to the number of votes equal to the highest number of full shares of Common Stock to which each share of Series A
          Convertible Preferred Stock is convertible pursuant to Section 5 hereof at the record date for the determination of shareholders entitled to vote on such matters; and

               (ii) All shares of Common Stock (including fractions) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder of such stock shall be aggregated for purposes of determining the number of votes pursuant to Section 3(a)(i) above; and

               (iii) Except as otherwise required by law or expressly provided herein, the holders of Series A Convertible Preferred Stock and Common Stock shall vote together and not as separate classes.

         Section 4.        Liquidation Preference.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (any such event a "Liquidation Event") the holders of Series A Convertible Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or to the holders of any other series of preferred stock by reason of their ownership thereof, an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference. If the amount of such distribution is insufficient to permit full payment of the Liquidation Preference, then such distribution shall be distributed ratably to the holders of the Series A Convertible Preferred Stock on the basis of the number of shares of Series A Convertible Preferred Stock held. After payment in full of the Liquidation Preference owed to the holders of the Series A Convertible Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Series A Convertible Preferred Stock, to share in all remaining assets of the Corporation in accordance with their respective interests.

     The term"Aliquidation preference" shall mean, with respect to the Series A Convertible Preferred Stock, an amount equal to $30.00 per share.

         Section 5.        Conversion Rights.

          (a) Right to Convert Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible, without the payment of any additional consideration and at the option of the holder thereof, at any time after the Series A Original Issue Date at the office of the Corporation (or any transfer agent for the Series A Convertible Preferred Stock) into shares of Common Stock at the then effective Series A Conversion Rate (as defined in Section 5(b) hereof) and adjusted on a per share basis giving effect to any adjustments required by Section 5 hereof.


          (b) Series A Conversion Rate. Subject to the adjustments provided in subsections (d) through (g) of this Section 5, each share of Series A Convertible Preferred Stock shall be convertible into ten (10) shares of Common Stock. However, if the five (5) day Average Trading Price of the
     Common Stock for the five trading days immediately prior to ninety (90) days after the Series A Original Issue Date is less than $3.00 per share, then each share of Series A Convertible Preferred Stock shall be convertible into the number of shares derived by dividing the Liquidation

     Preference by the five (5) day Average Trading Price.

          (c) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 5(a) hereof, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name or names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter but in no event later than ten (10) business days after the Corporation receives all documents, including notice and certificates, necessary to effect the conversion, issue and deliver at the address of such holder on the books and records of the Corporation, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Such conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          Notwithstanding anything to the contrary contained herein, if any holder of Series A Convertible Preferred Stock elects to convert such holder's shares at any time prior to the record date for any vote, dividend, redemption, liquidation, dissolution or winding up, or other actions for which a record date is set and the holder receives prior notice pursuant to Section 7, or prior to the effective date of any such event for which either no record date is set or respecting which notice pursuant to
     Section 7 is not received, then for all purposes such conversion shall be treated as having occurred prior to such date or effective date and the holder shall be treated as the owner of the Common Stock into which such Series A Convertible Preferred Stock is convertible for all purposes.

          (d) Adjustments for Subdivisions and Combinations. If the Corporation shall at any time, or from time to time after the Series A Original Issue Date, effect a subdivision of the outstanding Common Stock, the Series A Conversion Rate then in effect immediately before such subdivision shall be proportionately increased, and conversely, if the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Rate then in effect immediately before such combination shall be proportionately decreased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date such subdivision or combination becomes effective.

          (e) Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date, shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Rate then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Rate then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Rate shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividends or distributions.


          (f) Adjustment for Other Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock (but including securities convertible into Common Stock), then and in each such event provisions shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount and type of securities of the Corporation that they would have received on a per share basis had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Convertible Preferred Stock.

          (g) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than by a subdivision, a combination or a stock dividend as provided for elsewhere in this Section 5), then and in each event the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which each such share of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided elsewhere in this Section 5.

          (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, which tax or charge shall be borne by the transferor.

          (i) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock the number of its shares of Common Stock as shall from time to time be sufficient to effect any conversion of any or all outstanding shares of the Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, if, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (k) Successive Changes. The above provisions of this Section 5 shall similarly apply to successive combinations, subdivisions, dividends and distributions on or of the Common Stock after the Series A Original Issue Date.

          (l) Subsequent Events. On the Series A Original Issue Date, and thereafter, from time to time, within ten (10) Business Days of the occurrence of any event which would have the result of changing the Series A Conversion Rate, the Corporation shall make reasonable efforts to notify the holders of the Series A Convertible Preferred Stock of the nature of such event and of the newly calculated figures resulting from such change and the calculation in reasonable detail.

         Section 6.        Redemption at the Option of the Corporation.

                  If the Average Trading Price for the Common Stock is $6.00 or more for twenty (20) consecutive trading days, then the Corporation may redeem all or part of the Series A Preferred Stock, subject to the holder's right to convert set forth in Section 5 above. The Corporation shall give written notice of its intention to redeem all or part of the Series A Preferred Stock twenty
(20) calendar days prior to redemption pursuant to Section 7 below (the "Redemption Notice Period"). At any time during the Redemption Notice Period, the holder of Series A Preferred Stock may convert the Series A Preferred Stock into Common Stock pursuant to Section 5 above. The redemption price for shares of Series A Preferred Stock shall be the Liquidation Preference plus any accrued unpaid dividends.

         Section 7.        Notices of Record Date.

         In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Corporation shall send by (1) personal delivery to such holder, (2) first class mail addressed, postage prepaid, and addressed to the holder at the address appearing on the books of the Corporation, or (3) facsimile to such holder at the facsimile number provided by such holder to the Secretary of the Corporation, at least ten (10) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series A Convertible Preferred Stock shall be entitled to exchange their Series A Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up. For purposes of this notice provision, notice shall be deemed to have been given (1) the next day in the case of notice by a national courier service, or (2) in the case of facsimile, upon sending the facsimile.

         Section 8.        Reacquired Shares.

         Any shares of Series A Convertible Preferred Stock converted, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.0004 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $.0004 par value, of the Corporation.

         Section 9.        Certain Definitions.

         Under  the  context  otherwise   required  for  the  purposes  of  this
resolution, the terms defined in this Section 9 shall have the meanings herein specified.

         "Series A Original Issue Date" means the effective date of a written agreement by the Corporation for the sale of the Series A Convertible Preferred Stock.

         "Aggregate Original Amount" means the aggregate number of shares of Series A Convertible Preferred Stock issued on the Series A Original Issue Date plus any amount of shares issued pursuant to subsequent sales of Series A Convertible Preferred Stock by the Corporation, from and after the date of issuance thereof all such shares as adjusted pursuant to this Certificate of Designation.

         "Average Trading Price" with respect to Common Stock means, on any day, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (ii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iii) if such shares shall not be listed thereon, the trade weighted average of all transactions in Common Stock in an over-the-counter market.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this ___ day of January, 2000.

                                                   DBS INDUSTRIES, INC.


                                         By:  /s/ FRED W. THOMPSON
                                                 ----------------------------
                                                  Fred W. Thompson, CEO and
                                                    President
ATTEST:


By: /s/ RANDY STATT
        -------------------------
        Randy Stratt, Secretary